Exhibit 10.4

SPecial Committee AGREEMENT

THIS SPECIAL COMMITTEE AGREEMENT (the “Agreement”) is made as of May 14, 2026, by and among each entity listed on Schedule I attached hereto (each, a “Company”, and collectively, the “Companies”), and Michael Harrington (the “Director”) which shall be deemed effective with respect to each Company solely upon the Director’s appointment as a member of the special committee (the “Special Committee”), as applicable, of such Company (the “Effective Date”).

BACKGROUND

WHEREAS, the Director has or may be appointed to serve a member of the Special Committee, as applicable, of Inotiv, Inc. and one or more Companies;

WHEREAS, the applicable Companies each acknowledge the appointment of Director to serve as a member of the Special Committee, as applicable, of each such Company and desire to enter into this Agreement with respect to such appointment; and

WHEREAS, the applicable Companies and Director are each entering into this Agreement to induce Director to serve in the capacity set forth above and to set forth certain understandings between the parties, as applicable.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the applicable Companies and Director hereby agree as follows:

1.            DUTIES. Director agrees to serve as a member of the Special Committee of the board of directors or board of managers, as applicable of each applicable Company and to be available to perform the duties consistent with such position pursuant to each such Company’s governing documents, including, without limitation, certificate of incorporation or certificate of formation, as applicable, and the bylaws or limited liability company agreement, as applicable, of the applicable Company (all as amended, and, together, the “Organizational Documents”) and the applicable laws of the state in which such Company is incorporated, organized or formed. Each of the applicable Companies acknowledge that Director currently holds other positions (“Other Employment”) and agrees that Director may maintain such positions; provided that such Other Employment shall not materially interfere with Director’s obligations under this Agreement. Director confirms that he is able to devote sufficient time and attention as is necessary to fulfill his responsibilities as a member of the Special Committee of such Company. Such time and attention shall include, without limitation, participation in telephonic and/or in-person meetings of the Special Committee. Director also represents that the Other Employment shall not interfere with Director’s obligations under this Agreement. Director also confirms that he has no existing or former relationship or affiliation of any kind with any competitor of the Company. By execution of this Agreement, Director accepts his appointment or election as a member of the Special Committee of the applicable Companies, and agrees to serve in such capacity, subject to the terms of this Agreement, until his successor is duly elected and qualified or until Director’s earlier death, resignation or removal.

2.            TERM. The term of this Agreement shall continue until such time as Director resigns or is removed in accordance with the Organizational Documents and the other instruments of appointment, as applicable, appointing him to the applicable board of directors or board of managers, as applicable.

3.            COMPENSATION. For all services to be rendered by Director hereunder, and so long as Director remains a member of the Special Committee of each applicable Company, such Companies agree to pay Director a monthly fee of $40,000, payable monthly in advance, with the first monthly fee due upon execution of this Agreement (prorated from the Effective Date through the last day of the month containing the Effective Date), and thereafter payable in advance and fully earned on the first day of each calendar month; provided, that regardless of the duration of Director’s service, the total compensation payable to Director pursuant to this Agreement shall be no less than five monthly fees, totaling $200,000 in the aggregate; provided further, that the monthly fee of $40,000 represents the total monthly compensation payable to Director for service on the boards of all Companies, and Director shall not be entitled to receive a separate monthly fee for each entity on whose board Director serves pursuant to this Agreement. For the avoidance of doubt, Director shall continue to participate in the Company’s standard director compensation program for non-employee directors and receive compensation under such program, in addition to amounts payable hereunder. Additionally, during the term of this Agreement, the Company agrees to pay Director a daily fee of $7,500 (the “Per Diem Payment”) for each day that Director devotes more than six hours preparing for or participating in any deposition, mediation, court proceeding, or comparable legal or regulatory process. Following the termination of this Agreement, the Company agrees to pay the Director the Per Diem Payment for each day that Director devotes more than four hours to (a) preparing for or participating in any deposition, mediation, court proceeding, arbitration, or comparable legal or regulatory process (so long as the subject matter of such activity relates to his service as a member of the Special Committee), (b) meetings or activities associated with Director’s previous Special Committee duties, or (c) any combination thereof. The Per Diem Payment shall be invoiced and payable on the first day of the calendar month following the calendar month in which the Per Diem Payment is earned.

4.            EXPENSES. In addition to the compensation provided in Section 3 hereof, the Director shall be reimbursed for reasonable and documented business related expenses incurred in good faith in the performance of Director’s duties for the applicable Companies as a member of the Special Committee; provided, however, that such expense reimbursements shall not exceed $30,000 in the aggregate without the prior written consent of the Company. Such payments shall be made by the Companies upon submission by Director of a written statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient supporting documentation to substantiate the expenditures.

5.            TAX COMPLIANCE. The Companies intend that all payments to Director in connection with his service as a member of the Special Committee of the Companies, as applicable, either be exempt from or comply with Section 409A of the Internal Revenue Code, where applicable. Each payment hereunder or as otherwise provided to Director in his capacity as a member of the Special Committee of the Companies, as applicable, shall be treated as a separate payment for tax purposes. Director compensation shall be paid on a current basis for services performed and shall not constitute deferred compensation. Any expense reimbursements subject to Section 409A shall be paid by December 31 of the year following the year the expense was incurred, and reimbursement amounts in one year shall not affect amounts available for reimbursement in other years. Director's reimbursement rights may not be exchanged for other benefits. If any provision would cause a Section 409A violation, it shall be deemed amended to the minimum extent necessary to comply.

6.            CONFIDENTIALITY. The Companies and Director each acknowledge that in order for Director to perform his duties as a member of the Special Committee of each of the Companies, Director shall necessarily obtain access to certain confidential information concerning the Companies and their affiliates, including, but not limited to, business methods, information systems, financial data and strategic plans that are unique assets of the Companies or their affiliates (“Confidential Information”). Director covenants that he shall not, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information, except: (a) to the members of the Companies, its affiliates, their respective officers, directors, employees, and their advisors, in each case to the extent reasonably necessary for Director to discharge his duties hereunder; (b) as required by law; (c) pursuant to a subpoena or order issued by a court, governmental body, agency or official, in each case, of competent jurisdiction or requisite authority; or (d) to the extent such information (i) is generally known to the public, (ii) was known to Director prior to its disclosure to Director by the Companies, (iii) was obtained by Director from a third party which, to Director’s knowledge, was not prohibited from disclosing such information to Director pursuant to any contractual, legal or fiduciary obligation, or (iv) was independently derived by Director without any use of Confidential Information. This Section 6 shall continue in effect after Director has ceased acting as a member of the Special Committee, as applicable, of the Companies. Notwithstanding the foregoing, Director is not agreeing to waive, and this Agreement shall not be read as requiring Director to waive, any right Director may have to receive an award for information provided to any governmental entity. Director is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Director’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.            INDEMNIFICATION.

(a)            Certain Definitions. For purposes of this Section 7 the term:

“Applicable State Law” means the laws of the state of Delaware.

“Expenses” means all expenses, liabilities and losses (including, without limitation, attorneys’ fees, retainers, expert and witness fees, disbursements and expenses of counsel, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by Director or on Director’s behalf in connection with a Proceeding.

“Proceeding” means any threatened, pending, actual or completed action, suit, inquiry or proceeding, whether civil, criminal, administrative or investigative, whether public or private, and, including any such threatened, pending, actual or completed action, suit, inquiry or proceeding by or in the right of the Companies.

(b)            Indemnification. In the event that Director was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any Proceeding by reason of the fact that Director or a person of whom Director is the legal representative is or was a member of the Special Committee, as applicable, of the Companies (whether before or after the date hereof) and, whether the basis of such Proceeding is alleged action, omission, or negligence, in an official capacity as a member of the Special Committee, as applicable, of the Companies or in any other capacity while serving as a member of the Special Committee, as applicable, of the Companies, the Companies shall indemnify and hold harmless Director to the fullest extent authorized by Applicable State Law or any other applicable law or rule, but no less than to the extent set forth herein, against all Expenses; provided, however, that the Companies shall indemnify Director only if Director provides prompt written notice of the Proceeding to the Company; and provided, further, that the Companies shall indemnify Director only if Director acted honestly and in good faith on behalf of the Companies and in a manner reasonably believed to be within the scope of authority conferred on Director by the Companies’ Organizational Documents and with a view to the best interests of the Companies and did not engage in gross negligence, fraud, bad faith, or willful misconduct and, in the case of criminal Proceedings, Director had no reasonable cause to believe his conduct was unlawful; and provided, further, that the Companies shall indemnify Director against all Expenses in connection with a Proceeding (or claim or part thereof) initiated by Director only if (i) such Proceeding is a suit or other action seeking to enforce Director’s right to advancement of expenses and/or indemnification under this Agreement or (ii) such Proceeding (or claim or part thereof) was authorized by the directors of the Companies.

(c)            Presumptions. If, under Applicable State Law, the entitlement of Director to be indemnified hereunder shall depend upon whether Director shall have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies and with respect to criminal Proceedings, had no reasonable cause to believe Director’s conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, or whether fees and disbursements of counsel and other costs and amounts are reasonable, the burden of proof of establishing that Director has not acted in accordance with such standard and that such costs and amounts are unreasonable shall rest with the Companies, and Director shall be presumed to have acted in accordance with such standard, such costs and amounts shall be conclusively presumed to be reasonable and Director shall be entitled to indemnification unless, and only unless it shall be determined by a court of competent jurisdiction (after exhaustion or expiration of the time for filing of all appeals) that Director has not met such standard or, with respect to the amount of indemnification, that such costs and amounts are not reasonable (in which case Director shall be indemnified to the extent such costs and amounts are determined by such court to be reasonable).

In addition, and without in any way limiting the provisions of this Section 7(c), Director shall be deemed to have acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Companies or, with respect to any criminal Proceeding to have had no reasonable cause to believe Director’s conduct was unlawful, if Director’s action is based on (i) information supplied to Director by the officers of the Companies or their direct or indirect controlling equity holders in the course of their duties, (ii) the advice of legal counsel, advisors or other experts retained by and for the Companies or (iii) information or records given or reports made to the Companies by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Companies.

The provisions of this Section 7(c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct, if applicable, under Applicable State Law.

(d)            Indemnification When Wholly or Partly Successful. Without limiting the scope of indemnification provided in Section 7(b), to the extent that Director is a party to and is successful, on the merits or otherwise, in any Proceeding, Director shall be indemnified to the maximum extent permitted by Applicable State Law, against all Expenses. If Director is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Companies shall indemnify Director against all Expenses actually and reasonably incurred by Director and on Director’s behalf in connection with each successfully resolved claim, issue or matter, and shall otherwise indemnify Director to the extent required by Section 7(b). For purposes of this Section 7(d) and without limitation, the termination of any claim, issue or matter in any Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(e)            Suit to Recover Indemnification. If a claim under Section 7(b) or Section 7(h) of this Agreement is not paid in full by the Companies within thirty days after a written claim has been received by the Companies, Director may at any time thereafter bring suit against the Companies to recover the unpaid amount of the claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Companies) that Director has not met the standards of conduct, if applicable, which make it permissible under Applicable State Law for the Companies to indemnify Director for the amount claimed, but the burden of proving such defense and its applicability shall be on the Companies and may be met only by clear and convincing evidence. Neither the failure of the Companies (including its directors or equity holders) to have made a determination prior to the commencement of such suit that indemnification of Director is proper in the circumstances because Director has met the standard of conduct, if applicable, under Applicable State Law, nor an actual determination by the Companies (including its directors or equity holders) that Director has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that Director has not met the applicable standard of conduct. The Expenses incurred by Director in bringing such suit (whether or not Director is successful) shall be paid by the Companies unless a court of competent jurisdiction determines that each of the material assertions made by Director in such suit was not made in good faith and was frivolous.

(f)             Rights Not Exclusive; Rights Continue. The right to indemnification and the payment of Expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of, or limit in any manner whatsoever, any other right which Director may have or hereafter acquire under any statute, provision of the Organizational Documents, agreement, vote of equity holders or otherwise. The indemnification, expense advancement and other rights of Director herein shall continue after Director ceases to be a member of the Special Committee, as applicable, for so long as Director may be subject to any possible claim for which he would be entitled to indemnification under this Agreement or otherwise as a matter of law, and shall not be amended, modified, terminated, revoked, or otherwise altered without Director’s prior written consent.

(g)            Insurance. The Companies or one of their affiliates (which, in the case of an affiliate, shall include coverage of directors of the Companies) shall maintain insurance in form and amounts reasonably acceptable to Director to protect the Companies and any manager, director, or trustee of the Companies against any expense, liability or loss, and such insurance shall cover Director to at least the same extent as any other director of the Company or any of its affiliates included in such insurance coverage (the “D&O Policy”); provided that the Company shall maintain customary Director and officer insurance in form and amounts substantially similar to the insurance maintained by the Company as of the date hereof. Director shall have the right to receive a copy of any policy for such insurance upon request.

Upon notice from the Director that the Director is resigning from the Board (or substantially concurrently with the Director’s removal, if the Director is removed from the Board), the Company shall obtain, maintain and fully pay for irrevocable “tail” insurance policies covering the Director as an insured person with a claims period of at least six (6) years from the date which Director ceases to be a director of the Company, with respect to matters existing or occurring at or prior to such date (the “Tail Policy” and collectively, with the D&O Policy, the “Insurance Policies”). The Company shall not cancel or change the Insurance Policies in any respect that would be adverse to the Director. The Company shall ensure that the Director meets the definition of an “Insured Person” under the Insurance Policies. The cost of the Insurance Policies shall be borne solely by the Company.

(h)            Advancement of Defense Costs. Notwithstanding anything in the Organizational Documents or otherwise to the contrary, the Companies shall also promptly pay Director the expenses actually and reasonably incurred in connection with any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification.

(i)              Subrogation. In the event of payment under this Agreement, the Companies shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall, at the Companies’ expense, execute all papers required and take all action necessary to secure such rights, including the execution of such documents necessary to enable the Companies effectively to bring suit to enforce such rights.

(j)              No Duplication of Payments. Notwithstanding any provision of this Agreement to the contrary, the Companies shall not be liable under this Agreement to make any payment in connection with any Proceeding against or by Director to the extent Director has otherwise actually received payment (under any insurance policy, contract, agreement, the Organizational Documents, or otherwise) of the amounts otherwise indemnifiable hereunder.

(k)             Contribution. If the indemnification provided in Section 7(b) and the advancement provided in Section 7(h) should under Applicable State Law be unenforceable or insufficient to hold Director harmless in respect of any and all Expenses with respect to any Proceeding, then the Companies shall, subject to the provisions of this Section 7(k) and for purposes of this Section 7(k) only, upon written notice from Director, be treated as if it were a party who is or was threatened to be made a party to such Proceeding (if not already a party), and the Companies shall contribute to Director the amount of Expenses incurred by Director in such proportion as is appropriate to reflect the relative benefits accruing to the Companies and all of their directors, trustees, managers, officers, employees and agents (other than Director) treated as one entity on the one hand, and Director on the other, which arose out of the event(s) underlying such Proceeding, and the relative fault of the Companies and all of their directors, trustees, managers, officers, employees, and agents (other than Director) treated as one entity on the one hand, and Director on the other, in connection with such event(s), as well as any other relevant equitable considerations.

No provision of this Section 7(k) shall: (i) operate to create a right of contribution in favor of Director if it is judicially determined that, with respect to any Proceeding, Director engaged in gross negligence, fraud, or willful misconduct or (ii) limit Director’s rights to indemnification and advancement of Expenses, whether under this Agreement or otherwise.

The Companies hereby waive any right of contribution from Director for Expenses incurred by the Companies with respect to any Proceeding in which the Company is or is threatened to be made a party. Without Director’s prior written consent, the Companies shall not enter into any settlement of any Proceeding in which the Companies are jointly liable with Director (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Director and does not contain an admission of wrongdoing by Director.

8.            INFORMATION. The Companies shall provide Director with quarterly financial information and shall make their management available to discuss the business and operations of the Companies upon Director’s reasonable request.

9.            EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10.          GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles.

11.          ASSIGNMENT. Except by operation of law, the rights and benefits of the Companies under this Agreement shall not be transferable without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Companies.

12.          BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Companies), heirs and personal legal representatives.

13.          SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any Section or provision.

14.          COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

[Signature page follows]

The parties hereto have caused this Special Committee Agreement to be effective as of the Effective Date.

Inotiv, Inc., an Indiana corporation

By:	/s/ Robert W. Leasure, Jr.
Name: Robert W. Leasure, Jr.
Title: Chief Executive Officer

Director

/s/ Michael Harrington
By: Michael Harrington

[Signature Page to Independent Director Agreement]

Schedule I

1.	Inotiv, Inc.

2.	BAS Evansville, Inc.

3.	BASi Gaithersburg, LLC

4.	Bronco Research Services, LLC

5.	Envigo Bioproducts, Inc.

6.	Envigo Global Services, Inc.

7.	Envigo Holding I, Inc.

8.	Envigo New Holdco, LLC

9.	Envigo RMS, LLC

10.	Envigo RMS B.V., Inc.

11.	ERPP, Inc.

12.	Histion, LLC

13.	Inotiv Boulder, LLC

14.	Inotiv LAMS West, Inc.

15.	Inotiv Nashville, LLC

16.	Inotiv Research Models, LLC

17.	Integrated Laboratory Systems, LLC

18.	Precisium Solutions, LLC

19.	Seventh Wave Laboratories, LLC